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                                                                     EXHIBIT 1.1

ADAM A. LEWIS (BAR NO. 88736)
J. ROBERT NELSON (BAR NO. 51235)
MORRISON & FOERSTER LLP
425 Market Street
San Francisco, California 94105-2482
Telephone: (415)268-7000

Attorneys for Debtor and Debtor in Possession
INTERACTIVE NETWORK, INC.



                        UNITED STATES BANKRUPTCY COURT

                        NORTHERN DISTRICT OF CALIFORNIA


In re                                  Case No. 98-34055-DM-11

     INTERACTIVE NETWORK, INC., a      Chapter 11
     California corporation,
                                       ORDER CONFIRMING CHAPTER 11
                        Debtor.        PLAN OF DEBTOR AND DEBTOR IN
                                       POSSESSION INTERACTIVE
Tax ID. No. 94-3025019                 NETWORK, INC.

                                       Date:   March 25, 1999
                                       Time:   12:00 p.m.
                                       Place:  Hon. Dennis Montali
                                               235 Pine Street, 22/nd/ Floor
                                               San Francisco, California 94105
-------------------------------------

     Having been duly noticed, the Chapter 11 Plan of Debtor and Debtor in Possession Interactive Network, Inc. (filed December 22, 1998), as amended by the First Amendment to Chapter 11 Plan of Debtor and Debtor in Possession Interactive Network, Inc. (filed February 18, 1999) (together, the "Plan") came on regularly for hearing on February 11, February 18, February 23, March 18, March 19, March 22 and March 25, 1999. Appearances were noted on the record. David B. Lockton and Calvin Wilson, Jr., filed objections to confirmation of the Plan; there were no other objections. Trial on confirmation of the Plan and Mr. Lockton's objections began on February 18, 1999. On or about March 18, 1999, Mr. Lockton filed his Declaration of David B. Lockton re withdrawal of Objection to Confirmation in which he stated, inter alia, that for the reasons stated therein he had "elected to

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forgo [sic] the prosecution of my objections to confirmation ...."  Having considered the pleadings of the parties, the evidence presented and the arguments of counsel, and having found for the reasons stated on the record on February 11, March 18 and March 25, 1999 that the Plan (as modified herein) (the "Modified Plan") does not impair any classes of claims or interests and satisfies each and every requirement of 11 U.S.C. section 1129(a),

     1. IT IS HEREBY ORDERED that the any objections to confirmation of the Modified Plan are overruled.

     2.   IT IS FURTHER ORDERED that the Modified Plan is confirmed.

     3.   IT IS FURTHER ORDERED that the Plan is modified as follows:

          A.   Article IV.B of the Plan is modified as to provide that:

               1) The reserve account provided for in Article IV.B of the Plan (the "Account") shall be established at a federally-insured financial institution or an SIPC-insured brokerage.

               2) The Reorganized Debtor may invest the funds in the Account in certificates of deposit, treasury bills, money market funds or other investments of similar risk.

               3) The Account shall be opened in the name of a disbursing agent or trustee (the "Agent") for the benefit of the creditors to whose claims the Debtor objects pursuant to Article V.C of the Plan. Signature authority shall be jointly vested in the Debtor and the Agent. The Agent shall not be an employee, officer, director or shareholder of the Debtor or an insider of an employee, officer, director or shareholder of the Debtor as defined in 11 U.S.C.
section 101(31), and shall be "disinterested" as defined in 11 U.S.C. section 101(14). To the extent that a Disputed Claim is allowed, it shall be paid as soon as practicable after an order therefor is entered (unless the order is appealed and stayed pending appeal). Any undisputed portion of a Disputed Claim shall be paid as soon after the Effective Date is practicable.

               4) Until such time as the Account constitutes a 100% reserve for remaining Disputed Claims plus accumulated interest, no funds shall be disbursed from the Account except for the payment of allowed claims and the undisputed portion of Disputed Claims. Once the Account constitutes a 100% reserve for remaining Disputed Claims, any funds in excess of the 100% reserve

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amount plus accumulated interest shall be disbursed to the Debtor, which shall be entitled to use them without further restriction.

     5) The Agent shall have a senior and exclusive lien on all income generated for and by the Debtor from its intellectual property, whether arising from sale, license or other dispositions, to further secure the remaining Disputed Claims of creditors until such time as the Account constitutes a 100% reserve for remaining Disputed Claims. The lien shall be deemed perfected by this Order, but the Debtor shall cooperate in providing such documentation as normally would be required to perfect such a security interest to avoid public confusion (e.g., filing with the Secretary of State, the United States patent and Trademark Office, the United States Copyright Office, etc.). Upon achievement of a 100% reserve, the Agent shall release the lien.

     6) Upon a default by the Debtor in the payment of a Disputed Claim once (and to the extent that) such a claim is allowed, the Agent, with leave of the Court shall undertake enforcement of the lien in accordance with otherwise applicable law.

  B. Article V.A.2 of the Plan is modified as followed:

     1) By stipulation, the Debtor and Two Way TV (fka Interactive Network, Ltd.) ("Two Way") agree that:

        a. The deadline for the Debtor to assume or reject that certain Know-How License Agreement (dated September 29, 1992) (the "Agreement") between the Debtor and Two Way is extended indefinitely, provided, however, that the deadline shall be extended only until the date that the Court rules upon any motion brought pursuant to the next paragraph hereof.

        b. Within fifteen days of the giving of notice in writing by either party to counsel for the other party, the Debtor shall serve and file a motion to assume or reject the Agreement, to be heard in accordance with Local Bankruptcy Rule 9014(b)(1) and upon such schedule as shall accommodate the Court's calendar and the parties' needs (including, without limitation, their needs for any discovery). Such notice shall be given no sooner than April 30,
1999).

        c. The Debtor agrees that should the Agreement be rejected, Two Way may exercise the election to retain its rights under the Agreement as provided in 11 U.S.C. section 365(n)(1). Thus, the Debtor agrees that the Agreement is the type of executory contract subject to 11

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U.S.C. section 365(n), that Two Way, in the event of rejection, is eligible to make the election provided in 11 U.S.C. section 365(n)(1) and that the debtor will not oppose Two Way's election of treatment under either 11 U.S.C. section 365(n)(1)(A) or 11 U.S.C. section 365(n)(1)(B) of trade secrets, patents, patent applications and any other "intellectual property" (as defined in 11 U.S.C.
section 101(35A)).

               d. Two Way agrees that in the event of rejection of the Agreement, any claim it may have against the Debtor as a result of such rejection (whether Two Way elects to proceed under 11 U.S.C. section 365(n)(1)(A) OR 365(n)(1)(B) shall not exceed $100,000.

               e. By entering into the stipulation, neither party admits any fact or issue with respect to the assumability of the Agreement, which facts and issues, if they must be adjudicated, shall be determined without reference to the stipulation, except as provided herein as to the applicability of 11 U.S.C.
section 365(n) and the elections under subparagraphs 1(A) and 1(B), the limitation on rejection damages and the extension of the deadline to assume or reject.

     4. IT IS FURTHER ORDERED that, pursuant to the voluntary agreement of Morrison & Foerster, payment of Morrison & Foerster's expense of administration claim as counsel to the Debtor, to the extent that it is allowed, shall be deferred for one year without reserve.

     5. IT IS FURTHER ORDERED that, as of the Effective Date of the Modified Plan, the Modified Plan shall bind the Debtor and all those who hold Claims or Interests.

     6. IT IS FURTHER ORDERED that, as of the Effective Date of the Modified Plan, all property of the Debtor's Estate shall be revested in the Debtor free and clear of all liens, claims or encumbrances, which shall be deemed released and extinguished, except such liens, claims or encumbrances as provided in the Modified Plan or this Order.

     7. IT IS FURTHER ORDERED that, as of the Effective Date of the Modified Plan, the Debtor shall be discharged from any Claim that arose before the Effective Date, and any Claim of a kind specified in 11 U.S.C. sections 502(g)(-
(i) in accordance with 11 U.S.C. section 1141(d)(1)(A). Thus, as of the Effective Date, and in accordance with 11 U.S.C. section 524(e),

          A. any judgement, whenever obtained, is voided; and

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          B.   the commencement or continuation of any action, the employment of process, or an act, to collect, recover or offset any such debt as a personal liability of the Debtor is enjoined.

     8. IT IS FURTHER ORDERED that the Court will retain jurisdiction to the extent provided by law, including, without limitation, jurisdiction to: interpret and enforce the terms of the Modified Plan (including, without limitation, jurisdiction to hear a motion to convert the case or to fashion other remedies in the event that the Debtor does not pay a Disputed Claim when and as allowed, and jurisdiction to interpret, enforce and otherwise conduct proceedings in accordance with the stipulation between the Debtor and Two Way incorporated in paragraph 3.B of this Order), the Settlement Agreement, and any orders or judgments connected therewith; modify the Modified Plan in accordance with 11 U.S.C section 1127; hear and determine objections to Disputed Claims, and matters related thereto; hear and determine the Debtor's claims against other persons; and hear an determine any matter necessary or appropriate under 11 U.S.C. section 505.

     Dated:  April 12, 1999

                                                     DENNIS MONTALI
                                           ----------------------------------
                                             United States Bankruptcy Judge

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